Exhibit 99.1
John D. Oil and Gas Company Announces New President/Chief Operating Officer
CLEVELAND, Ohio — April 7, 2006 — John D. Oil and Gas Company (JDOG.OB) announced that, effective today, Thomas J. Smith resigned as the Company’s President and Chief Operating Officer to pursue other business interests. Gregory J. Osborne, who has served as a director of the Company since February, 2006, was immediately elected as the Company’s new President and Chief Operating Officer. Mr. Smith remains a member of the Board of Directors of the Company.
From 2003 until his appointment as the Company’s President and COO, Gregory Osborne was President of Great Plains Exploration LLC, an oil and gas exploration company based in Mentor, Ohio that owns and operates oil and gas wells. From 2001 until joining Great Plains Exploration, he served as Executive Vice President of Orwell Natural Gas Company, a regulated gas public utility company operating in Ohio. Gregory Osborne also serves as a Trustee of the Ohio Oil and Gas Association. He is the son of Richard M. Osborne, the Company’s Chairman of the Board and Chief Executive Officer.
“I look forward to the challenges, duties, and responsibilities of serving as John D.’s President and COO,” stated Gregory Osborne. “We have an ambitious growth plan and I am excited about the opportunity to use my experience in the oil and gas industry to help grow our company for our stockholders.”
About John D. Oil and Gas Company
In June 2005, the Company approved a change to its business plan to permit it to enter into the oil and natural gas exploration business. The Company will focus its efforts on drilling new oil and gas wells in Northeast Ohio. In addition to the new line of business, the Company intends, at the present time, to retain the two self-storage facilities currently owned by the Company. The facilities are located in Painesville, Ohio and Gahanna, Ohio. The Company may, if business and time warrant, sell the facilities in the future to fully focus its business on oil and gas exploration.
Forward-Looking Statements
Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors, including risks related to the Company’s future business plans, that are beyond the Company’s ability to control or estimate precisely. The Company can not guarantee success under the new business plan as drilling wells for oil and gas is high-risk enterprise and there is no guarantee the Company will become profitable. These and other risk factors are detailed from time to time in the Company’s SEC reports and filings, including its annual report on Form 10-KSB, quarterly reports on Form 10-QSB and periodic reports on Form 8-K. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
CONTACT: Gregory J. Osborne, President and Chief Operating Officer, 440-255-6325.